UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 25, 2009

FREEDOM 5, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-52113	20-5153489
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(IRS Employee Identification No.)

The Galleria
2 Bridge Avenue
Red Bank, New Jersey 07701
(Address of Principal Executive Offices)

(732) 530-9007
(Issuer Telephone Number)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.02   Termination of a Material Definitive Agreement.

As disclosed in a Schedule 14f-1 filed with the Securities and Exchange Commission (“SEC’) on March 9, 2009, Freedom 5, Inc., a Delaware corporation (“Freedom 5”), executed a Letter of Intent (“LOI”) with Aqua Blue International, Inc., a Canadian corporation (“Aqua Blue”), to enter into a Share Exchange Agreement by March 27, 2009 (“Closing Date”), whereby on the Closing Date, Freedom 5 would issue an aggregate of 124,900,000 shares of its Common Stock, par value $0.0001 per share, and 100,000 shares of Series A Preferred stock, par value $0.0001 per share, on a pro rata basis to the stockholders of Aqua Blue in exchange for 100% of the outstanding capital stock of Aqua Blue. Upon the consummation of the exchange, Aqua Blue would merge with Freedom 5, becoming a wholly-owned subsidiary of Freedom 5, and the shareholders of Aqua Blue would become shareholders of Freedom 5. It was intended that following the closing of the above described transaction, Freedom 5 would changed its name to Aqua Blue International Holdings, Inc.

On March 25, 2009, Freedom 5 terminated the above-described proposed acquisition of Aqua Blue. Since the execution date of the LOI, Freedom 5 had repeatedly requested Aqua Blue to produce documentation and answer questions in the course of Freedom 5’s standard due diligence. As determined by Freedom 5’s Management, Aqua Blue did not provide sufficient responses to Freedom 5’s repeated due diligence requests, and therefore, Management has concluded that proceeding with the transaction as contemplated in the LOI was not in the best interests of the Company or its shareholders.

Freedom 5 did not recognize any expenses or incur any liabilities as a result of the non-consummation of this merger.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FREEDOM 5, INC.

Date: March 25, 2009	By:	/s/ VIRGINIA K. SOURLIS
Name: Virginia K. Sourlis
Title: President & Director
(Principal Executive Officer) (Principal Financial and Accounting Officer)